Item 77D - 	Deutsche Enhanced Commodity
Strategy Fund (a series of Deutsche
Securities Trust) (the "Fund")
Effective on or about November 1, 2017, the Fund's principal investment strategy was amended to include the following:

If a fixed income security is rated differently among the three major ratings agencies (i.e.
Moody's Investor Services, Inc., Fitch Investors
Services, Inc., and Standard & Poor's Ratings
Group), portfolio management would rely on the highest credit rating for purposes of the fund's investment policies.